Exhibit 99.1

NEWS
93 West Main Street, Clinton, CT 06413
Connecticut Water Service, Inc. Elects Directors and Declares Dividends
New Chairman and Lead Independent Director appointed
     Clinton, Connecticut, May 10, 2007 — Shareholders of Connecticut Water Service, Inc. (NASDAQ GS:CTWS) elected a slate of three directors and ratified the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent auditors for 2007, at the Company’s Annual Meeting of Shareholders held on May 8, 2007 in Storrs, Connecticut. The President/CEO and the Vice President/CFO’s presentation at the Annual Meeting of Shareholders will be available for viewing for 30 days at the Company’s web site: www.ctwater.com on the Investor Info page.
     Reelected to the 10-member board was Heather Hunt, an attorney in Stratford, Connecticut, and managing member of w.h. Robert & h.f. Hunt, LLC. Ms. Hunt was elected to the Board in June 2006. Also reelected to the Board were Arthur C. Reeds, former Chief Investment Officer at Cigna Corporation, and Eric W. Thornburg, President and CEO of the Company.
     The Board of Directors, at its Organizational Meeting following the Annual Meeting of Shareholders, elected Mr. Thornburg as the new Chairman of the Board. Mr. Thornburg replaces Marshall T. Chiaraluce as Chairman. Mr. Chiaraluce retired as President and CEO in March of 2006 and as Chairman on May 8, 2007.
     In addition, the Board elected Donald B. Wilbur, retired from Unilever HPC, USA, after a distinguished leadership career, as the lead independent director of the Board. As lead independent director, Mr. Wilbur’s responsibilities will include presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors, serving as liaison between the Chairman and the independent directors, and calling meetings of the independent directors, if necessary. Mr. Wilbur has been a director of the Company since 1993.
     Eric W. Thornburg, Connecticut Water’s Chairman, President and CEO, said “Our independent directors bring to the Board broad experience in financial and executive management, and I am pleased by the election of Mr. Wilbur as our lead independent director. His experience and sound judgment will be of great benefit to the Company and his election reflects our directors continuing commitment to effective corporate governance.”
     The Board of Directors declared a quarterly cash dividend of $0.215 per common share payable on June 15, 2007 for shareholders of record as of June 1, 2007. This quarterly dividend remains unchanged from the previous quarter and represents an annualized dividend of $0.86 per share. In addition, the Board also declared a quarterly cash dividend of $0.20 per share on Preferred A shares (not publicly traded) payable on July 16, 2007 for shareholders of record as of July 2, 2007, and a quarterly cash dividend of $0.225 on Preferred 90 (NASDAQ: CTWSP) shares payable on August 1, 2007 for shareholders of record as of July 18, 2007.
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Daniel J Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669-8630 ext. 3016
This news release may contain certain forward-looking statements regarding the Company’s results of operations and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.
The Connecticut Water Company, our regulated water subsidiary, is subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level while providing good quality water service is beneficial to customers and stockholders. Profitability is also dependent on the timeliness and amount of rate relief and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, industrial demand, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contracts. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.